Exhibit 10.6

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT, dated as of the 15th day of December, 2008, is by and between SPHERION CORPORATION, a Delaware corporation (hereinafter referred to as the "Company"), and Roy G. Krause (hereinafter the "Executive").

RECITALS

A.        The Executive currently serves as the Company's Chief Executive Officer and President, and his services and knowledge are valuable to the Company in connection with the management of its business.

B.        The Company and the Executive are parties to that certain Change in Control Agreement dated May 7, 2001, as amended May 7, 2002, November 30, 2003, October 6, 2004 and March 9, 2005, (the "CIC Agreement").

C.        Certain provisions of the CIC Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A").

D.        The Company and the Executive desire to amend the CIC Agreement to conform with the requirements of the final regulations under Code Section 409A upon the terms and subject to the conditions hereinafter set forth.

TERMS AND CONDITIONS

1.      Section 3(b) is amended to read as follows:

(b)      The Executive may terminate his employment with the Company following a Change in Control of the Company for "Good Reason" at any time within two (2) years after the Change in Control. Any failure by the Executive to give such immediate notice of termination for Good Reason shall not be deemed to constitute a waiver or otherwise to affect adversely the rights of the Executive hereunder, provided that the Executive separates from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") prior to the expiration of such two (2) year period. If the Executive terminates his employment as provided in this Section 3(b), then the Executive shall be entitled to the benefits set forth in this Agreement in lieu of any termination, separation, severance or similar benefits under the Executive's Employment Agreement, if any, or under the Company's termination, separation, severance or similar plans or policies, if any.

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following events:

(I)      The assignment to the Executive of any duties inconsistent in any material adverse respect with his position, authority or responsibilities with the Company and its subsidiaries immediately prior to the Change in Control, or any other material adverse change in such position, authority, or responsibilities, as compared with the Executive's position immediately prior to the Change in Control;

(II)         A material reduction by the Company in the amount of the Executive's base salary or annual or long term incentive compensation paid or payable as compared to that which was paid or made available to Executive immediately prior to the Change in Control; or the failure of the Company to increase Executive's compensation each year by an amount which is substantially the same, on a percentage basis, as the average annual percentage increase in the base salaries of other executives of comparable status with the Company;

(III)        The failure by the Company to continue to provide the Executive with substantially similar perquisites or benefits the Executive in the aggregate enjoyed under the Company's benefit programs, such as any of the Company's pension, savings, vacation, life insurance, medical, health and accident, or disability plans in which he was participating at the time of the Change in Control (or, alternatively, if such plans are amended, modified or discontinued, substantially similar equivalent benefits thereto, when considered in the aggregate), or the taking of any action by the Company which would directly or indirectly cause such benefits to be no longer substantially equivalent, when considered in the aggregate, to the benefits in effect at the time of the Change in Control;

(IV)        The Company's requiring the Executive to be based at any office or location more than 50 miles from that location at which he performed his services immediately prior to the Change in Control, except for a relocation consented to in writing by the Executive, or travel reasonably required in the performance of the Executive's responsibilities to the extent substantially consistent with the Executive's business travel obligations prior to the Change in Control;

(V)         Any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 11 herein; or

(VI)        Any breach by the Company of any of the material provisions of this Agreement or any material failure by the Company to carry out any of its obligations hereunder; provided, however, that Executive shall be deemed to have Good Reason only if (i) Executive provides the Company with written notice of the condition described above in this Section 3(b) within ninety (90) days of the existence of such condition, and (ii) the Company fails to remedy such condition within thirty (30) days of receipt of such notice.

2.      Section 4 is amended to read as follows:

4.      Notice of Termination

Any termination of the Executive's employment following a Change in Control, other than a termination as contemplated by Sections 3(a)(i) or 3(a)(iii) shall be communicated by written "Notice of Termination" by the party affecting the termination to the other party hereto. Any "Notice of Termination" shall set forth (a) the intended effective date of termination, which shall not be less than fifteen (15) or more than thirty (30) days after the date the Notice of Termination is delivered; (b) the specific provision in this Agreement relied upon; and (c) in reasonable detail the facts and circumstances claimed to provide a basis for such termination and the entitlement, or lack of entitlement, to the benefits set forth in this Agreement. Notwithstanding the intended effective date stated in the Notice or anything in this Agreement to the contrary, the “Termination Date” shall be the date on which the Executive separates from service with the Company, within the meaning of Section 409A of the Code. If within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a good faith dispute exists concerning the termination, the dispute should be resolved in accordance with the provisions of Section 18 hereof. Notwithstanding the pendency of any such dispute referred to in the preceding sentence, the Company shall continue to pay the Executive his full compensation then in effect and continue the Executive as a participant in all compensation, benefits and perquisites in which he was then participating, until the dispute is finally resolved, provided the Executive is willing to continue to provide full time services to the Company and its subsidiaries in substantially the same position, if so requested by the Company. If the Executive offers to continue to perform services and the Company declines to accept the offer (such that Executive separates from services within the meaning of Section 409A of the Code), then payment of any amounts payable pursuant to this Section 4 that would be considered deferred compensation payable on account of separation from service shall, to the extent required under Section 409A of the Code, be delayed until the date that is six (6) months after the date of separation from service. Amounts paid under this Section 4 shall be in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. If a final determination is made, pursuant to Section 18, that Good Reason did not exist in the case of a Notice of Termination by the Executive, the Executive shall have the right to be reinstated with the Company by delivering written notice of same to the Company within three (3) business days of the date of such final determination.

3.       Section 5 is amended to read as follows:

5.      Termination Benefits

(a)       Severance Payment. Subject to the conditions set forth in this Agreement, on the Termination Date the Company shall pay the Executive (reduced by any applicable payroll or other taxes required to be withheld) a lump sum severance payment, in cash, equal to three (3) times the sum of Executive's annual salary for the current year plus his annual incentive award target for the current year (provided that if the Notice of Termination is given prior to the determination of the Executive's salary or annual incentive award target for the year in which the Termination Date occurs, the amounts shall be based on the annual salary for the prior year and the greater of the annual incentive award target for the prior year or the actual incentive award earned by the Executive for the prior year). The current year shall be (A) for the purposes of determining annual salary, the year then generally used by the Company for setting salaries for senior-level executives (currently April 1 through the following March 31), and (B) for purposes of determining annual incentive award target, the fiscal year then generally used by the Company for setting annual incentive award targets for senior-level executives, in which the Termination Date occurs, and the prior year shall be the twelve-month period immediately preceding the current year;

(b) Expenses. Reimbursement for expenses incurred by the Executive in accordance with the Company's policy but not reimbursed prior to the date of such termination of employment;

(c) Payment of Deferred Compensation. Notwithstanding anything contained herein or in any deferred compensation arrangement to the contrary, to the extent the Executive is deemed a "key employee" for purposes of Section 409A of the Code, and notwithstanding any contrary provision which exists in any of the Company's deferred compensation plans, any payment of deferred compensation to the Executive under this Agreement or any other deferred compensation arrangement will be delayed for a period of six (6) months after the Termination Date to the extent required by Section 409A of the Code. For purposes of determining whether any payment of deferred compensation is subject to the six (6)-month delay, each payment under this Agreement shall be considered a separate payment. The six (6)-month delay shall not apply to any payments that are exempt from Section 409A of the Code, including, without limitation, any payments that are exempt under the short-term deferral exemption under Treas. Reg. §1.409A-1(b)(4). The Company and the Executive intend that the Severance Payment provided under Section 5(a) qualify for the short-term deferral exemption, and therefore it shall not be subject to the six (6)-month delay.

4.        Section 6(b) is amended to read as follows:

(b) Retirement Benefits

(i)        For purposes of this Agreement, “Retirement” shall mean the Company’s termination of the Executive’s employment within two years following a Change in Control of the Company and at or after the date on which the Executive attains age 65; provided, however, that any termination for Cause or due to Death or Disability shall not constitute Retirement.

(ii)       Subject to Section 6(b)(iii), the Executive shall be deemed to be completely vested under the Company’s 401(k) Plan, Deferred Compensation Plan or other similar or successor plans which are in effect as of the date of the Change in Control (collectively, the “Plans”), regardless of the Executive’s actual vesting service credit thereunder.

(iii)       Any part of the foregoing retirement benefits which are otherwise required to be paid by a tax-qualified Plan but which cannot be paid through such Plan be reason of the laws and regulations applicable to such Plan, shall be paid by the Company.

(iv)       The payments described in Section 6(b)(iii) shall be paid thirty (30) days following the Date of Termination in a single lump sum cash payment (of equivalent actuarial value to the payment calculated hereunder using the same actuarial assumptions as are used in calculating benefits under the Plan but using the discount rate that would be used by the Company on the Date of Termination to determine the actuarial present value of projected benefit obligations); provided, however, to the extent Executive is deemed a “key employee” for purposes of Section 409A of the Code, payment shall be delayed for a period of 6 months following the Executive’s separation from services to the extent required by Section 409A of the Code.

5.       Section 7 is amended to read as follows:

7.       Payment of Certain Costs

Except as otherwise provided in Section 18, if a dispute arises regarding a termination of the Executive or the interpretation or enforcement of this Agreement, within the ten (10) year period subsequent to a Change in Control, all of the reasonable legal fees and expenses incurred by the Executive during such period, and all Arbitration Costs (as hereafter defined) during such period in contesting any such termination or obtaining or enforcing all or part of any right or benefit provided for in this Agreement or in otherwise pursuing all or part of his claim will be paid by the Company, unless prohibited by law. The Company shall make payments due to or on behalf of Executive under this Section 7 promptly upon receipt of notice from Executive and in no event later than the last day of the year following the year in which such fees or expenses are incurred. The Company further agrees to pay pre-judgment interest on any money judgment obtained by the Executive calculated at the prime interest rate reported in The Wall Street Journal in effect from time to time from the date that payment to him should have been made under this Agreement.

6.       Section 8 is amended to read as follows:

8.       Excise Tax Payments.

(a)       Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Code), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-up Payment") in an amount such that after payment by the Executive of all such taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, that the Executive shall not be entitled to receive any additional payment relating to any interest or penalties attributable to any action or omission by the Executive in bad faith.

(b)       An initial determination shall be made by an accounting firm mutually agreeable to the Company and the Executive and, if the parties are unable to reach a mutual agreement, a national independent accounting firm selected by the Executive (the "Accounting Firm"), as to whether a Gross-Up Payment is required pursuant to this Section 8 and the amount of such Gross-Up Payment. To permit the Accounting Firm to make the initial determination the Company shall furnish the Accounting Firm with all information reasonably required for such firm to complete such determination as soon as practicable after the date of the Change in Control, or if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax), but in no event more than fifteen (15) days thereafter. All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expense as they become due. The Accounting Firm shall provide detailed supporting calculations, reasonable acceptable both to the Company and the Executive within thirty (30) days of the date of the Change in Control, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably satisfactory to the Executive that no Excise Tax will be imposed with respect to any such Payment or payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and the Executive subject to the application of Section 8(c).

(c)       As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been (an "Underpayment"). An Underpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) will be increased by reason of the imposition of the Excise Tax on a Payment or payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed (or shall be reduced) upon a Payment or Payments with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when (i) in the case of an Overpayment, the Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his tax liability imposed as a result of a Payment will be increased, and (ii) in the case of an Overpayment or an Underpayment, upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Underpayment occurs, the Executive shall promptly notify the company and the Company shall promptly pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment (other than interest and penalties attributable to any action or omission by the Executive in bad faith). If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Company to the Executive and the executive shall, within ten (10) business days of the occurrence of such Overpayment, pay the Company the amount of the Overpayment, with interest computed in the same manner as for an Underpayment.

(d)       Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or payments, the Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

(e)       If Executive becomes entitled to a Gross-Up Payment in accordance with this Section 8, the Company shall pay the Gross-Up Payment within five (5) business days of the date on which the Company is notified of the amount of the Gross-Up Payment, provided that the Gross-Up payment would be made by the March 15 following the calendar year in which the Executive would be considered to have vested in the Gross-Up Payment for purposes of Section 409A of the Code. If any Gross-Up Payment cannot be made by the March 15 following the end of the calendar year in which the Executive vests in such payment, then the Company shall instead make the payment promptly following the date on which the Executive remits the taxes to which the Gross-Up Payment relates to the applicable taxing authority, and in no event later than the last day of the calendar year following the calendar year in which such taxes are remitted, provided that if the Executive is a “key employee” and the Gross-Up Payment would be considered deferred compensation payable on account of separation from service for purposes of Section 409A of the Code, payment will in no event be made prior to 6 months after the Termination Date.

7.       Section 19 is amended to read as follows:

19. Release and Conditions.

Any and all payments and benefits provided by the Company to the Executive under this Agreement shall be conditioned on the following: (i) Executive’s continued compliance with the confidentiality provisions contained herein: (ii) the Executive’s timely execution and delivery of a full release and settlement of any and all claims against the Company; and (iii) the Executive’s timely execution and delivery of a non-disparagement agreement and continued compliance therewith. The Company shall deliver the release and non-disparagement agreement within ten (10) days of the date of the Termination Date, and Executive must deliver the executed release and non-disparagement agreement to the Company no later than forty-five (45) days following the Termination Date.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above set forth.

SPHERION CORPORATION
By:	/s/ John D. Heins
Name:	John D. Heins
Title:	Senior Vice President and Chief Human Resources Officer

EXECUTIVE
By:	/s/ Roy G. Krause
Name:	Roy G. Krause